DIRECTV

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
1.     Name and Purpose
        The name of this plan is the DIRECTV Deferred Compensation Plan for Non-Employee Directors (the "Plan"). Its purpose is to provide Non-Employee Directors ("Directors") of DIRECTV (the "Corporation" or "DIRECTV") with an opportunity to defer compensation earned as a Director while providing Directors a means to increase their stock ownership. The Plan's purpose will be accomplished by using restricted stock units (RSUs) and will ensure that the compensation of the Directors is closely aligned with stockholder interests and the performance of the Corporation. Any provisions to the contrary notwithstanding, this Plan shall be interpreted and administered in accordance with the provisions of Internal Review Code §409A and applicable regulations.
2.     Effective Date
        The Plan was originally effective as of March 29, 1995 and was previously amended on October 1, 1999, June 30, 2000, May 22, 2001, December 4, 2001, July 15, 2002, January 1, 2003, January 28, 2003, and December 22, 2003. The Plan was amended and restated effective as of January 1, 2005 and as of November 19, 2009, and amended as of November 2, 2010. The Plan is now amended and restated effective as of December 31, 2011.
3.     Administration
        The Corporation's Board of Directors ("Board") will administer the Plan. The decisions of the Board with respect to any questions arising as to the interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding on all parties.
        The Board is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, and to delegate ministerial, day-to-day administrative details and non-discretionary duties and/or functions, to officers and employees of DIRECTV as it deems appropriate for the proper administration of the Plan.
4.     Eligibility
        Eligibility to participate in the Plan will be limited to Directors who are not current or former officers of the Corporation or of a subsidiary of the Corporation.
5.     Election of Deferral
        On or before December 31 of any year, each Director, or nominee for election as a Director, may make an irrevocable election to defer receipt of all or a specified portion of the cash and equity compensation (exclusive of expense reimbursement) otherwise payable during the following year for serving on the Board of the Corporation and its Committees and for attending meetings of the Board. The Plan will establish and maintain for each Director an unfunded deferred compensation account. The Director's deferred cash and equity compensation will be credited to such Director's deferred compensation account on the dates the cash and equity compensation would have been paid to the Director but for the election to defer.

        For a newly-elected Director, the election under the Plan for the remainder of the calendar year in which the Director joins the Board must be made no later than thirty (30) days following the date the Director joined the Board and is effective only for compensation earned beginning on the first day of the month following the date of election to defer.
        Each annual election will include the method by which the value of amounts deferred will be measured and distributed in accordance with Sections 7 and 8 below, respectively.
6.     Manner of Electing Deferral
        A Director may elect to defer all or a portion of his or her cash compensation and/or equity compensation by giving written notice to the Corporation before January 1 of the year in which the compensation is to be earned. Such notice will include:
        (a)   Either (i) the election of a voluntary deferral of all or a portion of the Director's cash compensation or (ii) the election of a voluntary deferral of all or a portion of the Director's equity compensation as such compensation is paid or vested, or (iii) both; and
        (b)   The election of a lump sum payment or a number of annual installments (not to exceed ten) for distribution of each year's deferred cash or equity compensation.
        In subsequent annual elections, a Director may make deferral and/or distribution elections that differ from previous elections, but only as they apply to deferrals for that year and not to previously deferred monies.
7.     Value of Compensation Accounts
        Deferred compensation is 100% vested and nonforfeitable.
        Deferred compensation will be held in the Director's account and will be credited, pursuant to the Director's instructions, as follows:
        (a)   Cash Compensation Deferral Alternatives—Cash deferrals may be credited to an interest bearing account or converted to RSUs as set forth below:
          (i)  Cash-Based Deferral Alternative—Cash compensation deferred under this alternative will earn interest at a rate equal to 100% of the average U.S. Treasury 10-year bond yield calculated for the month of October that immediately precedes the plan year for which the rate is to be used. Distribution from this alternative shall be made only in cash.
         (ii)  Stock-Based Deferral Alternative—Cash compensation deferred under this alternative will be converted into RSUs representing DIRECTV common stock at the closing market price of such stock on the date of contribution. The use of units is for recordkeeping purposes; only cash and not shares shall be paid from this alternative.
        (b)   Equity Compensation Deferrals—Deferred equity compensation shall be converted into RSUs representing DIRECTV common stock. The use of units is for recordkeeping purposes. Deferred equity compensation shall not be diversified into other hypothetical investments and only shares of DIRECTV stock shall be paid from the deferred equity compensation.

        On any dividend payment date, dividend equivalents in the form of additional investment units will be an amount equal to the per share cash dividend multiplied by the number of RSUs in the Director's account in the stock-based or equity compensation deferral alternatives on the record date for such dividend; the dividend equivalent amount will be divided by the closing market price of such stock for the dividend payment date and the additional RSUs so determined shall be recorded to the Director's account. In the event of any change in the number or kind of any outstanding shares of DIRECTV common stock by DIRECTV, appropriate adjustments will be made in the number of RSUs credited to a Director's account.
        RSUs held as the Director's cash deferrals converted to RSUs or as deferred equity compensation will continue to accumulate dividend equivalents until distributed in accordance with provisions of the Plan. The market price on any valuation date under the Plan is defined as the closing sales price of DIRECTV common stock as reported in a publicly available stock price source.
        A Director will not have any interest in the deferred compensation held in his or her account nor voting rights to RSUs in the stock-based deferral alternative or the equity compensation deferral alternative until it is distributed in accordance with the Plan.
8.     Method of Distribution of Deferred Compensation
        No distribution will be permitted from a Director's deferred compensation account except as provided in this Section 8.
        The value of a Director's deferred compensation account is payable upon leaving the Board in accordance with the Director's deferral election, in a lump sum or in up to ten annual installments as provided in Section 6. If no distribution election is made at the time the deferral is elected, the distribution shall be in a lump sum.
        If annual installments are elected, the amount of the first payment will be a fraction of the value of the Director's deferred compensation account as of December 31 of the year preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment will be a fraction of the value as of December 31 of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.
        Only whole shares shall be distributed from the equity compensation deferral alternative. Fractional shares payable in any installment from the equity compensation deferral alternative shall not be distributed and shall be accumulated until the final installment payment; if fractional shares remain in the final installment or in a lump sum distribution, they shall be converted and paid in cash at the then closing market price of DIRECTV stock.
        The distribution of the deferred compensation will be made as soon as practicable in January of the year following a Director's ceasing to be a Director.
        If a Director leaves the Board with deferred compensation total account value of $10,000 or less, the compensation earned will be paid to such Director in a lump sum.

        As provided under IRC Section 409A and related regulations, an immediate lump sum distribution is permitted for payment (i) to an individual other than the Director as may be necessary to fulfill a domestic relations order, (ii) as may be necessary to comply with a certificate of divestiture and (iii) for a distribution of that portion of the Director's account that has become FICA taxable, including the amount which may become subject to income tax withholding related to such FICA amount.
9.     Distribution Upon Death
        A Director may designate a beneficiary or beneficiaries to receive amounts credited under the Plan in the event of the Director's death. A designation of beneficiary or beneficiaries shall be on a form prescribed by and filed with the Corporate Secretary. In the event of death, the unpaid amount in such Director's Plan account will be paid to his or her beneficiary, but if none has been designated, to his or her estate. Such payment will be made in one lump sum, payable as soon as practicable following notice to the Company of the Director's death. The value of the Plan account on the date of payment will be determined in accordance with the provisions of Section 7 hereof.
10.   Participant's Rights Unsecured
        The right of any Director to receive the compensation deferred under the provisions of the Plan will be an unsecured claim against the general assets of the Corporation.
11.   Non-Assignability
        The right of a Director to the payment of deferred compensation as provided in this Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in Section 9.
12.   Statement of Account
        Statements will be sent to Directors as soon as practicable each year as to the value of their deferred compensation accounts as of the end of the previous year.
13.   Business Days
        If any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day after that date.
14.   Adjustments to Stock Units and/or RSUs
        Outstanding compensation in the stock-based deferral alternative and in the equity deferral alternative will be subject to appropriate adjustment in the event of future stock splits, stock dividends, spin-offs, split-offs or other changes in capitalization of DIRECTV to prevent the dilution or enlargement of the Director's rights under the Plan. Such adjustments will be made in the same manner as adjustments to stock issued pursuant to the 2009 Stock Plan or its successor.
15.   Amendment and Termination
        This Plan may at any time be amended, modified or terminated by the Corporation's Board to comply with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations promulgated thereunder. In addition the Corporation's Board may, in its sole discretion, modify the terms and conditions of the Plan in response to, and consistent with, any changes in other applicable law, rule or regulation. The Corporation's Board also reserves the right to modify the Plan from time to time, or to suspend or terminate the Plan entirely, provided, however, that no modification of the Plan, except for such modifications as may be required by law, rule or regulation, will operate to annul an election already in effect for the current calendar year or any preceding calendar year.

        It is the Corporation's intent that the Plan comply in all respects with Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), or its successor, and any regulations promulgated thereunder. If any provision of the Plan is found not to be in compliance with such Rule and such regulations, the provision will be deemed null and void, and the remaining provisions of the Plan will continue in full force and effect. All transactions under this Plan will be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.